Exhibit 99.1

Intra-Cellular Therapies Announces Appointment of E. Rene Salas to Board of Directors

NEW YORK, April 21, 2022 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company focused on the development and commercialization of therapeutics for central nervous system (CNS) disorders, today announced the appointment of E. Rene Salas to the Intra-Cellular Therapies Board of Directors. Mr. Salas will serve as a member of the audit committee.

“We are pleased to welcome Rene Salas to the Intra-Cellular Therapies Board,” said Dr. Sharon Mates, Chairman and CEO of Intra-Cellular Therapies. “Rene’s extensive financial and life sciences advisory experience will be very valuable as we continue to grow our business and pursue our mission to develop innovative treatments to improve the lives of patients.”

About E. Rene Salas

Mr. Salas has over 35 years of experience with accounting and advisory projects in the life sciences and technology industries. From 1987 to 2019, Mr. Salas worked at Ernst & Young, LLP in a variety of roles, most recently as a senior client partner from 2010 to 2019. At Ernst & Young LLP, Mr. Salas also served in various leadership roles on diversity, equity and inclusion (DEI) at the national and regional level, including the firm’s national task force on DEI. From 2020 to 2022, he served as the Chief Financial Officer of Wellstat, LLC, an early-stage biopharmaceutical company. He currently serves on the board of directors for Embody, Inc., a privately-held medical device company focused on soft tissue healing. Mr. Salas received his B.B.A. in accounting from the University of Texas at San Antonio. He has also completed executive education programs in strategic leadership for Ernst & Young partners at Harvard Business School and Northwestern University’s Kellogg School. Mr. Salas is a Certified Public Accountant.

About Intra-Cellular Therapies

Intra-Cellular Therapies is a biopharmaceutical company founded on Nobel prize-winning research that allows us to understand how therapies affect the inner-workings of cells in the body. The company leverages this intracellular approach to develop innovative treatments for people living with complex psychiatric and neurologic diseases. For more information, please visit www.intracellulartherapies.com.

Contact:

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Lisa Burns

cradinovic@burnsmc.com

212-213-0006